As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENERGY EXPLORATION TECHNOLOGIES

(Exact name of Registrant as Specified in its Charter)

Nevada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

840 7th Avenue S.W., Suite 700, Calgary, Alberta, Canada T2P 3G2
(Address of Principal Executive Offices)    (Zip Code)

1997 PINNACLE OIL INTERNATIONAL INC. STOCK PLAN

2000 DIRECTORS STOCK OPTION PLAN

2004 STOCK OPTION AND STOCK AWARD PLAN

(Full Title of the Plans)

   PARCORP INCORPORATED

 (Name and Address of Agent for Service)

                                318 N. STATE STREET , CARSON CITY NEVADA (775) 883-0104

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, no par value per share	2,295,000	$1.00	$2,295,000	$270.12
Total	2,295,000	$1.00	$2,295,000	$270.12

(1)  Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the last reported sale on the OTC/ BB on September 23, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information*

Item 2.

Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by Energy Exploration Technologies (“NXT” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)

The audited consolidated financial statements of the Registrant contained in the Registrant’s Annual Report on Form 10-K, for the period ending December 31, 2004, filed on April 15, 2005 by the Registrant under Section 13(a) or 15(d) of Securities Exchange Act of 1934 (the "Exchange Act").

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the Quarterly Period ended June 30, 2005 (File No.000-24027).

(c)

The description of the Registrant’s Common Stock contained in its Registration Statement filed on Form 10 filed with the Commission under Section 12 (b) or 12(g) the Securities Exchange Act of 1934.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extend that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel

Not Applicable.

Item 6.

Indemnification of Directors and Officers

Under the Alberta Business Corporations Act (the "Act"), the Registrant is allowed to indemnify a director or former director or officer or former officer or its affiliates against all liability and expenses reasonably incurred by him in a proceeding to which he is made party by reason of being or having been a director or officer if he acted honestly and in good faith with a view to the best interests of the corporation and, in cases where an action is or was substantially successful on the merits of his defence of the action or proceeding against him in his capacity as a director or officer.

Article 8 of the Registrant’s Bylaws provides for indemnification of its officers and directors to the fullest extent permitted by law.

Specifically, Section 8 of our Bylaws provides:

Section 8(1) Limitation of Liability

Every Director and Officer in exercising the powers and discharging the duties of office must act honestly and in good faith with a view to the best interests of the Corporation and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  No Director or Officer is liable for:

(a)

the acts, omissions or defaults of any other Director or Officer or an employee of the Corporation;

(b)

any loss, damage or expense incurred by the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation;

(c)

the insufficiency or deficiency of any security in or upon which any of the money of the Corporation is invested;

(d)

any loss or damage arising from the bankruptcy, insolvency or tortious or criminal acts of any person with whom any of the Corporation's money is, or securities or other property are, deposited;

(e)

any loss occasioned by any error of judgment or oversight; or

(f)

any other loss, damage or misfortune which occurs in the execution of the duties of office or in relation to it;

unless occasioned by the wilful neglect or default of that Director or Officer.  Nothing in this By-law relieves any Director or Officer of any liability imposed by the ABCA or otherwise by law.

Section 8(2) Indemnity

The Corporation shall indemnify a Director or Officer, a former Director or Officer and a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (the "Indemnified Parties") and the heirs and legal representatives of each of them, against all costs, charges and expenses, which includes, without limiting the generality of the foregoing, the fees, charges and disbursements of legal counsel on an as-between-a-solicitor-and-the-solicitor's-own-client basis and an amount paid to settle an action or satisfy a judgment, reasonably incurred by an Indemnified Party, or the heirs or legal representatives of an Indemnified Party, or both, in respect of any action or proceeding to which any of them is made a party by reason of an Indemnified Party being or having been a Director or Officer or a director or officer of that body corporate, if:

(a)

the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party's conduct was lawful.

The Corporation shall indemnify an Indemnified Party and the heirs and legal representatives of an Indemnified Party in any other circumstances that the ABCA permits or requires.  Nothing in this By-law limits the right of a person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

Section 8(3) Insurance

The Corporation may purchase and maintain insurance for the benefit of a person referred to in Section 8 against the liabilities and in the amounts the ABCA permits and the Board approves.

Item 7.

Exemption From Registration Claimed

Inapplicable.

Item 8.

Exhibits

Exhibit Number	Description
5.1	Legal Opinion Borden Ladner Gervais, LLP

23.1	Consent of Borden Ladner Gervais, LLP (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants

99.1	1997 Pinnacle Oil International Inc Stock Plan

99.2	2000 Directors Stock Option Plan

99.3	2004 Energy Exploration Technologies Stock and Option and Stock Award Plan

Item 9.

Undertakings

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Seciton 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(iv)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defencse of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Canada on the 18th day of November, 2005.

ENERGY EXPLORATION TECHNOLOGIES

(Registrant)

/s/ George Liszicasz

By:  George Liszicasz

Title:  President, CEO - Principal Executive Officer

/s/ Jarmila Manasek

By:   Jarmila Manasek

Title: Vice President  - Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.

Signature

Capacity

Date

President and

November 18, 2005

/s/ George Liszicasz

Member of the Board of Directors

George Liszicasz

Member of the Board of Directors

November 18 2005

Dennis Hunter

/s/ Douglas Rowe

Member of the Board of Directors

November 18, 2005

Douglas Rowe

/s/ Robert Van Caneghan

Member of the Board of Directors

November 18, 2005

Robert Van Caneghan

Member of the Board of Directors

November 18, 2005

His Highness Sheikh Al Hassan

Bin Ali Bin Rashid Nuaimi

/s/ Brian Kohlhammer

Member of the Board of Directors

November 18, 2005

Brian Kohlhammer